Exhibit 99.1

9500 W. 55th Street, Suite A • McCook, Illinois 60525-3605 • 708.290.2100 • Fax 708.290.2200
Publicly Traded (AMEX: WGA), www.wellsgardner.com

WELLS-GARDNER ANNOUNCES JAMES F BRACE
AS ITS NEW CFO

Chicago, Illinois, June 13, 2005 —— Wells-Gardner Electronics Corporation (AMEX:WGA) announced today that James F. Brace has been hired as the company’s new Vice President, CFO, Treasurer and Secretary.

Mr. Brace had been Chief Information Officer of United Components Inc. of Evansville, Indiana, a leading producer of automotive after market and OEM items since 2004. Prior to that he had been Executive Vice President and Chief Financial Officer of Knowles Electronic Holdings of Itasca, Illinois, a leading producer and marketer of microphones, speakers and controls. Previously Mr. Brace had held chief financial officer positions with various other entities including Littelfuse, Inc. and Sanford Corporation, both publicly traded at the time on the NASDAQ. Mr. Brace is a CPA from the State of Illinois and has an MBA from the University of Chicago and an AB from Princeton University.

“We are delighted to have been able to attract a financial executive of Jim Brace’s caliber,” said Anthony Spier, Wells-Gardner’s Chairman and Chief Executive Officer. “We are looking forward to benefit from his extensive operational experience as we continue to manage our significant growth driven by our LCD business. We also expect to expand our dialogue with investment research professionals and institutional investors with the CFO position being filled.”

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois. AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines in casinos in North America.

This press release contains forward-looking statements within the meaning of the federal securities laws. Those statements include statements regarding the intent, belief or expectations of the Company and its management. Readers are cautioned that the forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those expressed in any forward-looking statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, development of competing technologies, availability of adequate credit, interruption or loss of supply from key suppliers, our ability to increase production at our Malaysian joint venture, increased competition, the regulatory process and regulatory and legislative changes affecting the gaming industry. Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. A copy of Wells-Gardner’s Annual Report and Quarterly Report can be obtained without charge by request to James F. Brace, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605. For additional investor information, please contact Alan Woinski — Gaming Venture Corp., USA at (201) 599-8484.